Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of AI ASSETS LTD (the “Company”) of our report dated October 15, 2024, relating to our audits of the consolidated financial statements of the Company as of and for each of the year ended June 30, 2024 and the period from June 28, 2023 (date of inception) through June 30, 2023, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC
HTL International, LLC
Houston, Texas
September 9, 2025